EXHIBIT 21.1

Subsidiaries of Leafly Holdings, Inc.

Legal Name	Jurisdiction of Incorporation
Leafly, LLC	Washington
Leafly Canada Ltd.	Canada
Leafly Deutschland GmbH	Germany